Exhibit 99.1

SG Blocks Reports Fourth Quarter and Full Year 2019 Financial Results

Management to Host Conference Call Today at 4:30 p.m. ET

March 30, 2020 04:05 PM Eastern Time

BROOKLYN, N.Y.--(BUSINESS WIRE)--SG Blocks, Inc. (Nasdaq: SGBX) (“SG Blocks” or the “Company”), a leading designer, innovator and fabricator of container-based structures, reported its financial results for the fourth quarter and 12 months ended December 31, 2019.

Management Commentary

“We delivered another successful quarter of execution to finish 2019 with multiple new contracts and a strengthening of our balance sheet with the completion of financing transactions to support our near-term capital needs,” commented Paul Galvin, CEO of SG Blocks. “We strategically licensed our residential technology which is facilitating a reduction in our operating expenses and is expected to yield a significant royalty stream in 2020 and beyond. SG Residential is off to a strong start in the advancement of the Monticello Mews and Guayama projects both of which had land closings in 2019.”

Mr. Galvin concluded, “Looking ahead, we remain focused on implementing the residential license and directing our time and attention in the medical, education and disaster relief markets. Most recently, we made several products available to the COVID-19 pandemic. We continue to network and respond to inquiries for an array of products that can address needs created by this pandemic while monitoring the effect that the virus could have on our operations.

On February 5, 2020, the Company effected a 1-for-20 reverse stock split of its common stock. All share and per share amounts set forth in the consolidated financial statements have been retroactively restated to reflect the split effected in February 2020 as if it had occurred as of the earliest period presented.

Fourth Quarter 2019 Financial Highlights:

•	Revenue of $337,000, as compared to $2.3 million in Q4 2018.
•	Gross profit of $48,000, as compared to $123,000 in Q4 2018.
•	Net loss of $4.1 million, or $(8.83) per basic and diluted share, inclusive of a non-cash goodwill impairment loss of $2.9 million related to the company’s goodwill carrying value, as compared to a net loss of $1.8 million, or $(8.35) per basic and diluted share, in Q4 2018.
•	Adjusted EBITDA loss of $720,000, as compared to a loss of $1.6 million in Q4 2018. (See below for further discussion about the presentation of Adjusted EBITDA, a non-GAAP financial measurement).

 Fourth Quarter 2019 and Subsequent Operational Highlights:

•	Construction backlog decreased to $17.6 million as of December 31, 2019, as compared to $17.8 million as of September 30, 2019 and as compared to $97.7 million at December 31, 2018. The year-over-year decrease in backlog is primarily attributable to the fact that two contracts in the amount of $70 million now fall under the Company’s licensing agreement. In the second quarter of 2019 the Company had a cancellation of a $25 million contract. A large contract in the amount of approximately $17 million was entered into during the third quarter of 2019 for a design build delivery of an affordable housing project in Atlanta, Georgia.
•	10 projects under contract, performed activity on seven projects during Q4 2019.
•	End of year business projects include:
-	Design and construction of a food and beverage provider located in Detroit, Michigan;
-	Commenced work on a Build and Delivery of a Planet Smoothie, pre-engineered container-based structure to an overseas U.S. military base;
-	Architectural and engineering (A&E) design for a modular office extension for a union in California;
-	Production of a new “Ranchbox,” container-based residential project in Dallas;
-	Continued support of SG Residential projects in Puerto Rico;
-	Advancement of the Company’s existing contracts in the pre-construction phase the highlights of which include a mobile hospitality unit and a roof-top television extension located in the tri-state area;
-	Secured a residential design build delivery contract that sits outside the residential license agreement.

Fourth Quarter 2019 Financial Results

Revenue was $337,000 compared to $2.3 million in Q4 2018. This decrease was mainly driven by a decline in all of the Company’s customer types.

The Company’s backlog no longer includes residential contracts that are captured under the license agreement. Therefore, the construction backlog decreased to $17.6 million as of December 31, 2019, as compared to $97.7 million at December 31, 2018. The decrease in backlog is primarily attributable to the fact that two contracts in the amount of $70 million now fall under the Company’s licensing agreement. In the second quarter of 2019 the company had a cancellation of a $25 million contract. A large contract in the amount of approximately $17 million was entered into during the third quarter of 2019 for a design build delivery of an affordable housing project in Atlanta, Georgia.

Gross profit was $48,000 as compared to $123,000 in Q4 2018.

Operating expenses increased by $2.1 million to $4.0 million in Q4 2019 compared to $1.9 million in Q4 2018. The increase was driven by a non-cash goodwill impairment loss of $2.9 million related to the company’s goodwill carrying value, which was partially offset by a decrease in general and administrative expense as a result of a decrease in bad-debt expense of $840,000.

Net loss totaled $4.1 million, or $(8.83) per basic and diluted share, compared to a net loss of $1.8 million, or $(8.35) per basic and diluted share, in Q4 2018.

Adjusted EBITDA loss was $720,000 compared to an Adjusted EBITDA loss of $1.6 million in Q4 2018. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of Adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under U.S. generally accepted accounting principles ("GAAP").

Full Year 2019 Financial Results

Revenue totaled $3.0 million for 2019, a decrease of approximately 64% compared to $8.2 million in 2018. This decrease in revenue was primarily the result of a decline in revenue resulting from school, retail, office and special use contracts that were in progress for the year ended December 31, 2019 as compared to December 31, 2018.

Gross profit for 2019 totaled $677,000, or approximately 23% profit margin, as compared to $543,000, or approximately 7% profit margin, in the year ago period.

Operating expenses increased to $7.4 million for 2019 compared to $5.4 million for 2018. The increase in operating expenses was primarily due a non-cash goodwill impairment charge in the fourth quarter of 2019 of $2.9 million.

Net loss totaled $6.9 million, or $(22.85) per basic and diluted share, for 2019, compared to a net loss of $4.8 million, or $(22.74) per basic and diluted share, for 2018.

Adjusted EBITDA loss was $2.9 million for 2019 compared to a loss of $3.9 million for 2018. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of Adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under GAAP.

Balance Sheet

Cash and cash equivalents at December 31, 2019 totaled $1.6 million, as compared to $1.4 million at December 31, 2018.

In the fourth quarter of 2019, the Company completed a public offering resulting in net proceeds of $2.1 million and a debt financing resulting in approximately $326,000 of net proceeds, which was subsequently repaid out of the proceeds from the equity offering.

Subsequent to year-end, the Company was issued a promissory note of $400,000 pursuant to certain loan agreement. The Company issued a secured note in the amount of $200,000 in aggregate principal. The Company invested substantial time and resources in reorganizing its operations to support its licensing model. This allowed the Company to reduce its burn rate and outsource the responsibility of project delivery to the licensee. This initial license also serves as a template for future technology transfers. In order to gain Nasdaq compliance, the Company completed a successful proxy vote and the implementation of the Company’s 1-to-20 reverse stock split.

Further details about the Company’s results will be available in its Annual Report on Form 10-K, accessible in the investor relations section of the Company’s website at www.sgblocks.com and through the U.S. Securities and Exchange Commission’s website.

Conference Call Information

SG Blocks’ CEO, Paul Galvin, and Acting CFO, Gerald Sheeran, will host a listen only conference call.

To access the call, please use the following information:

Date: Monday, March 30, 2020

Time: 4:30 p.m. ET, 1:30 p.m. PT

Toll-free dial-in number: 1-877-407-9716

International dial-in number: 1-201-493-6779

Conference ID: 13700097

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Hayden IR at (646) 755-7412 or james@haydenir.com.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=138446 and via the investor relations section of the Company’s website at www.sgblocks.com.

A replay of the conference call will be available on March 30, 2020, after 7:30 p.m. Eastern time, through April 10, 2020.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13700097

Use of Non-GAAP Financial Information

In addition to its results under GAAP, the Company presents EBITDA and Adjusted EBITDA for historical periods. EBITDA and Adjusted EBITDA are non-GAAP financial measures and have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. The Company calculates EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization. It calculates Adjusted EBITDA as EBITDA before certain non-recurring adjustments such stock-based compensation expense. EBITDA and Adjusted EBITDA are presented because they are important metrics used by management as one of the means by which it assesses the Company’s financial performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. These measures, when used in conjunction with related GAA financial measures, provide investors with an additional financial analytical framework that may be useful in assessing the Company and its results of operations.

EBITDA and Adjusted EBITDA have certain limitations. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss), or any other measures of financial performance derived in accordance with GAAP. These measures also should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items for which these non-GAAP measures make adjustments. Additionally, EBITDA and Adjusted EBITDA are not intended to be liquidity measures because of certain limitations, including, but not limited to:

●	They do not reflect the Company’s cash outlays for capital expenditures;

●	They do not reflect changes in, or cash requirements for, working capital; and

●	Although depreciation and amortization are non-cash charges, the assets are being depreciated and amortized and may have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

The non-GAAP information should be read in conjunction with the Company’s consolidated financial statements and related notes.

The following is a reconciliation of EBITDA and Adjusted EBITDA to the nearest GAAP measure, net loss:

	For the Three Months Ended December 31, 2019	For the Three Months Ended December 31, 2018	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Net loss	$(4,132,627)	$(1,830,979)	$(6,920,540)	$(4,844,021)
Addback interest expense	178,995	-	178,995	-
Addback depreciation and amortization	47,401	151,125	164,941	596,383
EBITDA (non-GAAP)	(3,906,231)	(1,679,854)	(6,576,604)	(4,247,638)

Addback goodwill impairment	2,938,653	-	2,938,653	-
Addback loss on asset disposal	-	-	52,039	-
Addback stock-based compensation expense	247,265	113,798	729,404	396,214
Adjusted EBITDA (non-GAAP)	$(720,313)	$(1,566,056)	$(2,856,508)	$(3,851,424)

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then customized to client specifications. For more information, visit www.sgblocks.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions and includes statements regarding the license of our residential technology yielding a significant royalty stream in 2020 and beyond .. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to achieve positive outcomes from the license of our residential technology, the Company’s ability to capitalize on new commercial and military opportunities, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s most recent Annual Report on Form 10-K and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

-- Tables Follow –

SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

The accompanying notes are an integral part of these condensed consolidated financial statements.

December 31,	2019	2018

Assets
Current assets:
Cash and cash equivalents	$1,625,671	$1,368,395
Accounts receivable, net	1,101,185	1,746,326
Contract assets	106,015	260,325
Prepaid expenses and other current assets	73,938	986,687
Total current assets	2,906,809	4,361,733

Property, plant and equipment, net	11,747	71,337
Goodwill	1,223,520	4,162,173
Intangible assets, net	2,298,805	2,443,929
Deferred contract costs, net	193,730	-
Total Assets	$6,634,611	$11,039,172

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,105,505	$2,624,218
Contract liabilities	168,957	1,334,887
Total current liabilities	2,274,462	3,959,105

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, 5,405,010 shares authorized; none issued or outstanding	-	-
Common stock, $0.01 par value, 25,000,000 shares authorized; 1,157,890 issued and outstanding as of December 31, 2019 and 213,002 issued and outstanding as of December 31, 2018.	11,579	2,130
Additional paid-in capital	21,932,387	17,741,214
Accumulated deficit	(17,583,817)	(10,663,277)
Total stockholders’ equity	4,360,149	7,080,067
Total Liabilities and Stockholders’ Equity	$6,634,611	$11,039,172

SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

The accompanying notes are an integral part of these condensed consolidated financial statements.

	For the Year Ended December 31,	For the Year Ended December 31,
	2019	2018

Revenue:
Block sales	$-	$57,522
Construction services	2,808,981	7,306,654
Engineering services	175,854	826,536
Total	2,984,835	8,190,712

Cost of revenue:
Blocks sales	-	44,112
Construction services	2,238,535	6,985,439
Engineering services	68,953	618,428
Total	2,307,488	7,647,979

Gross profit	677,347	542,733

Operating expenses:
Payroll and related expenses	2,392,587	2,166,212
General and administrative expenses	1,788,276	2,760,655
Marketing and business development expense	240,557	387,400
Pre-project expenses	21,286	74,629
Goodwill impairment	2,938,653	-
Total	7,381,359	5,388,896

Operating loss	(6,704,012)	(4,846,163)

Other income (expense):
Interest expense	(178,995)	-
Interest income	-	4
Other income	14,506	5,764
Loss on asset disposal	(52,039)	-
Loss from equity affiliates	-	(3,626)
Total	(216,528)	2,142

Loss before income taxes	(6,920,540)	(4,844,021)
Income tax expense	-	-

Net loss	$(6,920,540)	$(4,844,021)

Net loss per share - basic and diluted:
Basic and diluted	$(22.85)	$(22.74)

Weighted average shares outstanding:
Basic and diluted	302,844	213,002

SG BLOCKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Year Ended December 31, 2019 2018, and 2017

	$0.01 Par Value Common Stock		Preferred	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Stock	Capital	Deficit	Equity

Balance at December 31, 2016	8,195	$82	$1,801,670	$4,938,119	$(1,306,576)	$5,433,295
Stock-based compensation	-	-	-	701,402	-	701,402
Exercise of stock options	140	1	-	8,407	-	8,408
Conversion preferred to common	90,084	901	(1,801,670)	1,800,769	-	-
Issuance of common stock, net of issuance costs	86,250	863	-	7,058,752	-	7,059,615
Issuance of common stock of services	2,500	25	-	254,475	-	254,500
Conversion of convertible debentures	25,833	258	-	2,583,076	-	2,583,334
Net loss	-	-	-	-	(4,512,680)	(4,512,680)
Balance at December 31, 2017	213,002	$2,130	$-	$17,345,000	$(5,819,256)	$11,527,874

Balance at December 31, 2017	213,002	$2,130	$-	$17,345,000	$(5,819,256)	$11,527,874
Stock-based compensation	-	-	-	396,214	-	396,214
Net loss	-	-	-	-	(4,844,021)	(4,844,021)
Balance at December 31, 2018	213,002	$2,130	$-	$17,741,214	$(10,663,277)	$7,080,067

Balance at December 31, 2018	213,002	$2,130	$-	$17,741,214	$(10,663,277)	$7,080,067
Stock-based compensation	-	-	-	946,660	-	946,660
Issuance of common stock, net of issuance costs	944,888	9,449	-	3,244,513	-	3,253,962
Net loss	-	-	-	-	(6,920,540)	(6,920,540)
Balance at December 31, 2019	1,157,890	$11,579	$-	$21,932,387	$(17,583,817)	$4,360,149

SG BLOCKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Cash flows from operating activities:
Net loss	$(6,920,540)	$(4,844,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of goodwill	2,938,653	-
Depreciation expense	9,621	6,764
Amortization of intangible assets	145,124	589,619
Amortization of deferred license costs	10,196	-
Accretion of debt discount	105,770	-
Amortization of debt issuance costs	73,225	-
Bad debt expense and recoveries	(54,000)	810,580
Interest income on short-term investment	-	(4)
Stock-based compensation	729,404	396,214
Loss on asset disposal	52,039	-
Loss on equity affiliates	-	3,626
Changes in operating assets and liabilities:
Accounts receivable	699,141	448,969
Contract assets	154,310	(199,150)
Prepaid expenses and other current assets	912,749	(802,797)
Accounts payable and accrued expenses	(301,457)	476,127
Contract liabilities	(1,165,930)	(338,161)
Deferred long-term asset charge	(203,926)	-
Net cash used in operating activities	(2,815,621)	(3,452,234)

Cash flows provided by investing activities:
Proceeds from short-term investment	-	30,037
Purchase of property, plant and equipment	(2,070)	(71,306)
Purchase of intangible asset	-	(5,300)
Investment in and advances to equity affiliates	-	(3,626)
Net cash used in investing activities	(2,070)	(50,195)

Cash flows from financing activities:
Proceeds from public stock offering and other private placements, net of issuance costs	3,253,962	-
Proceeds from short-term note payable	375,000	-
Payments on short-term note payable	(480,770)	-
Payments on debt issuance costs	(73,225)	-
Net cash provided by financing activities	3,074,967	-

Net increase (decrease) in cash and cash equivalents	257,276	(3,502,429)

Cash and cash equivalents - beginning of period	1,368,395	4,870,824

Cash and cash equivalents - end of period	$1,625,671	$1,368,395

Supplemental disclosure of cash flow information:
Cash paid during the period for Interest	$105,770	$-

Supplemental disclosure of non-cash operating activities:
Non-cash conversion of accrued salary to restricted stock units	$217,256	$-

CONTACTS

Media
Rubenstein Public Relations
Christina Levin
Account Director
212-805-3029
clevin@rubensteinpr.com

or

James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com